Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	May 6, 2005

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $66.6 million ($6.87 per share) for its first quarter ended April 3, 2005, up from net income of $59.4 million ($6.15 per share) in the first quarter of last year.

Results for the first quarter of 2005 include after-tax non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $5.4 million, or $0.56 per share).

Revenue for the first quarter of 2005 was $833.9 million, up 10% from $759.0 million in 2004. The increase is the result of strong revenue growth at the education division, along with increased revenues at the Company’s newspaper publishing, cable television and television broadcasting divisions. These increases were offset by a decline in operating revenues at the Company’s magazine division due to a reduction in ad pages at the domestic and international editions of Newsweek and the timing of the magazine division’s primary trade show, which was held in the second quarter of 2005 but in the first quarter last year.

Operating income for the quarter increased 3% to $108.0 million, from $104.9 million in 2004. The Company benefited from an increase in earnings at the education division, offset by a decline in magazine division results due to the revenue reductions discussed above.

The Company’s operating income for the first quarter of 2005 includes $9.2 million of net pension credits, compared to $10.0 million in the first quarter of 2004. At January 2, 2005, the Company reduced its assumption on the discount rate from 6.25% to 5.75% and, during the first quarter of 2005, the Company changed to a more current Mortality Table. Overall, the pension credit for 2005 is expected to be down by approximately $5 million compared to 2004.

- more -

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $233.0 million for the first quarter of 2005, a 6% increase from revenue of $218.8 million for the first quarter of 2004. Division operating income was down 2% to $31.4 million, from $32.0 million in 2004. The decline in operating income reflects an 11% increase in newsprint expense at The Post and increased pension expense; in addition, operating results for 2005 include small losses from two recent acquisitions, Slate and El Tiempo Latino, and costs associated with Spaces, a start-up real estate publication. This was offset by increased division revenues and improved results at the Company’s online publishing activities, primarily washingtonpost.com.

Print advertising revenue at The Washington Post newspaper increased 2% to $145.7 million, from $142.1 million in 2004. This growth was driven by advertising revenue increases in zones and classified, offset by a decline in preprints. Classified recruitment advertising revenue was up 10% to $21.7 million, from $19.6 million in the first quarter of 2004.

For the first quarter of 2005, Post daily and Sunday circulation declined 3.8% and 3.1%, respectively, compared to the first quarter of 2004. For the three months ended April 3, 2005, average daily circulation at The Post totaled 704,700 and average Sunday circulation totaled 993,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 27% to $17.0 million for the first quarter of 2005, versus $13.4 million for 2004. The increase is largely due to growth in local and national online advertising revenues of 32%, as well as a 24% increase in online classified advertising revenue on washingtonpost.com.

Television Broadcasting

Revenue for the broadcast division rose 4% in the first quarter of 2005 to $79.3 million, from $76.3 million in 2004. The increase is due to strong revenue growth at the Company’s independent station, WJXT in Jacksonville, Florida, along with increases at all but one of the Company’s other television stations, offset by a decline in political advertising from the first quarter of 2004. Operating income for the first quarter of 2005 increased 5% to $32.8 million, from $31.3 million in 2004, due to higher advertising revenues.

- more -

Magazine Publishing

Revenue for the magazine publishing division totaled $69.9 million for the first quarter of 2005, a 17% decline from $84.5 million for the first quarter of 2004. The division had an operating loss of $5.2 million in the first quarter of 2005, compared to operating income of $6.8 million in the first quarter of 2004. The decline in revenue and operating results is due to the combination of a 22% advertising revenue reduction at Newsweek from lower ad pages at both the domestic and international editions and lower revenue at PostNewsweek Tech Media, whose primary trade show took place in the second quarter of 2005, versus the first quarter in 2004.

Commenting on first quarter results, Richard M. Smith, Chairman and Editor-in-Chief of Newsweek, said: “Although first quarter ad sales were disappointing, they reflected larger trends in the news and business magazine categories. As of now, our estimates for the second quarter are back on pace with last year’s second quarter results, both domestically and internationally.”

Cable Television

Cable division revenue of $126.4 million for the first quarter of 2005 represents a 4% increase over 2004 first quarter revenue of $121.0 million. The 2005 revenue increase is due to continued growth in the division’s cable modem revenues and a $2 monthly rate increase for basic cable service, effective March 1, 2004 at most of the cable division’s systems. The Company does not plan to implement an overall basic rate increase in 2005.

Cable division operating income increased 3% to $23.4 million in the first quarter of 2005, versus $22.6 million in the first quarter of 2004. The increase in operating income is due mostly to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in internet and customer service costs.

At March 31, 2005, the cable division had approximately 220,400 digital cable subscribers (compared to 229,600 at the end of March 2004 and 219,200 at the end of 2004), representing a 31% penetration of the subscriber base. At March 31, 2005, the cable division had 197,400 CableONE.net service subscribers, compared to 147,300 at the end of March 2004. Both digital and cable modem services are now offered in virtually all of the cable division’s markets. At March 31, 2005, the cable division had 710,400 basic subscribers, compared to 724,700 at the end of March 2004 and 709,100 at the end of December 2004. The decrease is due to small losses associated with the basic rate increase discussed above, along with continued competition from DBS providers.

At March 31, 2005, Revenue Generating Units (the sum of basic video, digital video and cable modem subscribers) totaled 1,128,100, compared to 1,101,700 as of March 31, 2004. The increase is due to growth in high-speed data customers.

- more -

Education

Education division revenue totaled $325.4 million for the first quarter of 2005, a 26% increase over revenue of $258.3 million for the first quarter of 2004. Kaplan reported first quarter 2005 operating income of $32.6 million, an increase of 58% from $20.6 million in the first quarter of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 23% for the first quarter of 2005. A summary of first quarter operating results is as follows:

	First Quarter
(in thousands)	2005	2004	% Change
Revenue
Supplemental education	$156,464	$135,600	15
Higher education	168,919	122,671	38

	$325,383	$258,271	26

Operating income (loss)
Supplemental education	$24,365	$20,592	18
Higher education	28,288	20,172	40
Kaplan corporate overhead	(11,786)	(7,977)	(48)
Other*	(8,235)	(12,150)	32

	$32,632	$20,637	58

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. The improvement in supplemental education results for the first quarter of 2005 is to due to enrollment growth at Kaplan’s test preparation business (particularly the K12 business), the professional real estate courses and The Financial Training Company (FTC). Revenues at Score! were flat compared to the first quarter of 2004.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Excluding revenue from acquired businesses, higher education revenues grew by 33% in the first quarter of 2005. Higher education results are showing significant growth due to student enrollment increases.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, which rose in the first quarter of 2005 primarily due to increased compensation costs associated with various incentive plans, including one that replaced the Kaplan stock option plan for certain employees.

Other expense comprises charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management, and amortization of certain intangibles. Under the stock-based incentive plan, the amount of

- more -

compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. The Company recorded expense of $7.0 million and $9.8 million for the first quarter of 2005 and 2004, respectively, related to this plan.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2005 was $0.5 million, compared to losses of $1.7 million for the first quarter of 2004. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited. The reduction in first quarter 2005 affiliate losses is attributable to improved operating results at both BrassRing and Bowater.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $7.1 million for the first quarter of 2005, compared to $0.7 million for the first quarter of 2004. The 2005 non-operating income is comprised of pre-tax gains of $8.7 million related to the sales of non-operating land and marketable securities.

Net Interest Expense

The Company incurred net interest expense of $5.9 million for the first quarter of 2005, compared to $6.5 million for the same period of the prior year. The reduction is due to lower average borrowings in the first quarter of 2005 versus the same period of the prior year. At April 3, 2005, the Company had $431.7 million in borrowings outstanding, at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2005 was 38.7%, compared to 39.0% for the same period of 2004.

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2005 was based on 9,617,000 weighted average shares outstanding, compared to 9,582,000 for the first quarter of 2004. The Company made no repurchases of its stock during the first quarter of 2005.

- more -

Forward-looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

- more -

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2005	2004
Operating revenues	$833,930	$758,969	10
Operating expenses	(678,765)	(607,813)	12
Depreciation	(45,568)	(43,859)	4
Amortization	(1,608)	(2,380)	(32)

Operating income	107,989	104,917	3
Equity in losses of affiliates, net	(525)	(1,716)	(69)
Interest income	574	344	67
Interest expense	(6,519)	(6,861)	(5)
Other income, net	7,072	742	853

Income before income taxes	108,591	97,426	11
Provision for income taxes	(42,000)	(38,000)	11

Net income	66,591	59,426	12
Redeemable preferred stock dividends	(491)	(502)	(2)

Net income available for common stock	$66,100	$58,924	12

Basic earnings per share	$6.89	$6.17	12

Diluted earnings per share	$6.87	$6.15	12

Basic average shares outstanding	9,589,000	9,550,000
Diluted average shares outstanding	9,617,000	9,582,000

- more -

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2005	2004
Operating Revenues:
Newspaper publishing	$233,028	$218,825	6
Television broadcasting	79,292	76,317	4
Magazine publishing	69,851	84,542	(17)
Cable television	126,376	121,014	4
Education	325,383	258,271	26

	$833,930	$758,969	10

Operating Expenses:
Newspaper publishing	$201,632	$186,836	8
Television broadcasting	46,523	45,042	3
Magazine publishing	75,020	77,721	(3)
Cable television	102,975	98,372	5
Education	292,751	237,634	23
Corporate office	7,040	8,447	(17)

	$725,941	$654,052	11

Operating Income:
Newspaper publishing	$31,396	$31,989	(2)
Television broadcasting	32,769	31,275	5
Magazine publishing	(5,169)	6,821	—
Cable television	23,401	22,642	3
Education	32,632	20,637	58
Corporate office	(7,040)	(8,447)	17

	$107,989	$104,917	3

Depreciation:
Newspaper publishing	$8,789	$9,663	(9)
Television broadcasting	2,462	2,743	(10)
Magazine publishing	734	860	(15)
Cable television	25,192	24,254	4
Education	8,391	6,339	32

	$45,568	$43,859	4

Amortization:
Newspaper publishing	$119	$4	—
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	204	38	437
Education	1,285	2,338	(45)

	$1,608	$2,380	(32)

#    #    #